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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number 000-21722

                          WINDSOR PARK PROPERTIES 7,
                       A California Limited Partnership
            (Exact name of registrant as specified in its charter)

                            6160 South Syracuse Way
                           Greenwood, Colorado 80111
                                (303) 741-3707
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Units of Limited Partner Interest
           (Title of each class of securities covered by this Form)

                                     None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duly to file reports:

     Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(i)   [X]
     Rule 12g-4(a)(1)(ii)  [_]          Rule 12h-3(b)(1)(ii)  [_]
     Rule 12g-4(a)(2)(i)   [_]          Rule 12h-3(b)(2)(i)   [_]
     Rule 12g-4(a)(2)(ii)  [_]          Rule 12h-3(b)(2)(ii)  [_]
                                        Rule 15d-6            [_]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Windsor Park Properties 7, A California Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              WINDSOR PARK PROPERTIES 7,
                              A California Limited Partnership

                              By:  The Windsor Corporation,
                                   its general partner
Date: February 12, 2001
                              By: /s/ Steven G. Waite
                                 ------------------------------
                              Name:  Steven G. Waite
                              Title: President